Consent of Independent Auditors


The financial statements of Diversified Opportunity, Inc. as of December 31, 2021 and 2020, for the year ended December 31, 2021 and the period from inception of July 2, 2020 through December 31, 2020, included in Form 1?K filed with the Securities and Exchange Commission pursuant to Regulation A, have been audited by Eide Bailly LLP, independent auditors, as stated in our report appearing herein.

We consent to the inclusion in the Form 1?K of our report, dated
March 29, 2022, on our audit of the financial statements of Diversified Opportunity, Inc.


 Eide Bailly


Boise,
Idaho
May 19,
2022